                    SECURITY BENEFIT LIFE INSURANCE COMPANY

                  A MUTUAL COMPANY/FOUNDED IN 1892/TOPEKA, KS


              FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT

THE COMPANY'S PROMISE

In consideration for the Purchase Payments and the attached application, Security Benefit Life Insurance Company (the "Company") will pay the benefits of this Contract according to its provisions.

LEGAL CONTRACT

PLEASE READ YOUR CONTRACT CAREFULLY. It is a legal Contract between the Owner and the Company. The Contract's table of contents is on page 2.

FREE LOOK PERIOD-RIGHT TO CANCEL

IF FOR ANY REASON THE OWNER IS NOT SATISFIED WITH THIS CONTRACT, THE OWNER MAY RETURN IT TO THE COMPANY WITHIN 10 DAYS FROM THE DATE OF RECEIPT. IT MAY BE RETURNED BY DELIVERING OR MAILING IT TO THE COMPANY. IF RETURNED, THIS CONTRACT SHALL BE DEEMED VOID FROM THE CONTRACT DATE. THE COMPANY WILL REFUND ANY PURCHASE PAYMENTS MADE AND ALLOCATED TO THE FIXED ACCOUNT AND WILL REFUND SEPARATE ACCOUNT CONTRACT VALUE AS OF THE DATE THE RETURNED POLICY IS RECEIVED BY THE COMPANY.

Signed for Security Benefit Life Insurance Company on the Contract Date.


    ROGER K. VIOLA                             HOWARD R. FRICKE
      Secretary                                   President

                      A BRIEF DESCRIPTION OF THIS CONTRACT
This is a FLEXIBLE PREMIUM DEFERRED GROUP UNALLOCATED VARIABLE ANNUITY CONTRACT.

*Purchase Payments may be made until termination of the Contract.

*This Contract is Participating.

ALL PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, ARE VARIABLE AND MAY INCREASE OR DECREASE IN ACCORDANCE WITH THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT. THERE ARE NO GUARANTEED MINIMUM PAYMENTS OR CASH VALUES. (SEE "CONTRACT VALUE AND EXPENSE PROVISIONS" AND "ANNUITY PAYMENT PROVISIONS" FOR DETAILS.)


                                   [SBL LOGO]
                    SECURITY BENEFIT LIFE INSURANCE COMPANY
               A Member of The Security Benefit Group of Companies
          700 SW Harrison Street, Topeka, KS 66636-0001
                                 1-800-888-2461



FORM V6320 (2-97)

                               TABLE OF CONTENTS


                                                                          Page
CONTRACT SPECIFICATIONS ................................................       3
DEFINITIONS ............................................................     4-7
GENERAL PROVISIONS .....................................................     7,8
  The Contract .........................................................       7
  Compliance ...........................................................       7
  Incontestability .....................................................       7
  Assignment ...........................................................       7
  Transfers ............................................................     7,8
  Claims of Creditors ..................................................       8
  Nonforfeiture Values .................................................       8
  Participation ........................................................       8
  Statements ...........................................................       8

OWNERSHIP PROVISIONS ...................................................     8,9
  Ownership ............................................................       8
  Joint Ownership ......................................................       9
  Ownership Changes ....................................................       9

PURCHASE PAYMENT PROVISIONS ............................................       9
  Flexible Purchase Payments ...........................................       9
  Purchase Payment Limitations .........................................       9
  Purchase Payment Allocation ..........................................       9
  Place of Payment .....................................................       9

CONTRACT VALUE AND EXPENSE PROVISIONS ..................................   10,11
  Contract Value .......................................................      10
  Fixed Account Contract Value .........................................      10
  Fixed Account Interest Crediting .....................................      10
  Separate Account Contract Value ......................................      10
  Accumulation Unit Value ..............................................      10
  Net Investment Factor ................................................      11
  Determining Accumulation Units .......................................      11
  Mortality and Expense Risk Charge ....................................      11
  Premium Tax Expense ..................................................      11
  Administration Charge ................................................      11
  Mutual Fund Expenses .................................................      11

WITHDRAWAL PROVISIONS ..................................................   12,13
  Withdrawals ..........................................................      12
  Withdrawal Value .....................................................      12
  Withdrawal Charges ...................................................      12
  Free Withdrawals .....................................................      12
  Systematic Withdrawals ...............................................      13
  Free Systematic Withdrawals ..........................................      13
  Date of Request ......................................................      13
  Payment of Withdrawal Benefits .......................................      13

ANNUITY BENEFIT PROVISIONS .............................................   14,15
  Purchase of Annuity Benefit Provisions ...............................      14
  Annuity Tables .......................................................      14
  Fixed Annuity Payments ...............................................      14
  Variable Annuity Payments ............................................      14
  Alternate Annuity Option Rates .......................................      14
  Annuity Options ......................................................      15

ANNUITY TABLES .........................................................   16,17

AMENDMENTS OR ENDORSEMENTS, IF ANY

                    VARIABLE ANNUITY CONTRACT SPECIFICATIONS

OWNER NAME:  John A Doe                      CONTRACT NUMBER:  Specimen

JOINT OWNER NAME:  Mary K. Doe               CONTRACT DATE:  6-30-1997

PLAN:  Qualified                             ISSUE DATE:  6-30-1997

ASSIGNEMENT:  This policy may not be assigned.
              See Assignment Provision of Your
              Policy.

INITIAL PURCHASE PAYMENT                  $25,000

MINIMUM SUBSEQUENT PURCHASE PAYMENTS      $500 ($50 pursuant to an automatic
                                          investment program)

MINIMUM SYSTEMATIC WITHDRAWAL             $100

MORTALITY AND EXPENSE RISK CHARGE         1.25% Annually

ADMINISTRATION CHARGE                     .15% Annually

WITHDRAWAL CHARGES:

  Contract Year of Withdrawal       1     2     3     4     5     6     7+
  Withdrawal Charge                 6%    6%    5%    4%    3%    2%    0%

FREE WITHDRAWAL PERCENTAGE                10%

GUARANTEED RATE                           3.00%

SUBACCOUNTS:
   Money Market Subaccount
   High Grade Income Subaccount
   High Yield Subaccount
   Global Aggressive Bond Subaccount
   Growth-Income Subaccount
   Equity Income Subaccount
   Managed Asset Allocation Subaccount
   Specialized Asset Allocation Subaccount
   Growth Subaccount
   Value Subaccount
   Worldwide Equity Subaccount
   Social Awareness Subaccount
   Emerging Growth Subaccount
   Small Cap Subaccount

METHOD FOR DEDUCTIONS:

Deductions for Premium Taxes, and any unallocated partial Withdrawals, including Systematic Withdrawals, will be made sequentially from the Contract Value in descending order of the Subaccounts listed above. The Fixed Account is the last Account charged. The value of each Account will be depleted before the next is charged.

V6320 A (2-97)

DEFINITIONS


ACCOUNT

An Account is one of the Subaccounts or the Fixed Account.

ACCUMULATION UNIT

The Accumulation Unit is a unit of measure. It is used to compute the Separate Account Contract Value.

ANNUITANT

When Contract Value is distributed to a Participant and used to purchase an annuity, the Annuitant is the person named by the Participant on whose life the Annuity Payments depend for Annuity Options 1 through 4 and 8. The Annuitant receives Annuity Payments under the Participant's Contract. Please see "Annuity Benefit Provisions" on page 14.

ANNUITY OPTION

An Annuity Option is a set of provisions that form the basis for making Annuity Payments. Please see "Annuity Options" on page 15.

AUTOMATIC INVESTMENT PROGRAM

A program pursuant to which Purchase Payments are automatically paid from the Owner's bank account on a specified day of the month, on a monthly, quarterly, semiannual or annual basis.

AUTOMATIC TRANSFERS

Automatic Transfers are Transfers among the Subaccounts and the Fixed Account. Such Transfers are made automatically on a periodic basis by the Company at the written request of the Owner. The Company reserves the right to discontinue, modify or suspend Automatic Transfers.

COMPANY

The Company is Security Benefit Life Insurance Company, 700 SW Harrison Street, Topeka, Kansas 66636-0001.

CONTRACT ANNIVERSARY

A Contract Anniversary is a 12-month anniversary of the Contract Date.

CONTRACT DATE

The Contract Date is the date the Contract begins. The Contract Date is shown on page 3.

CONTRACT YEAR

Contract Years are measured from the Contract Date.

CURRENT INTEREST

The Company may in its discretion pay Current Interest on the Fixed Account at a rate that exceeds the Guaranteed Rate shown on page 3. The Company will declare the rate of Current Interest, if any, from time to time.

FIXED ACCOUNT

The Fixed Account is part of the Company's general account. The Company manages the general account and guarantees that it will credit interest on Fixed Account Contract Value at an annual rate at least equal to the Guaranteed Rate. This Rate is shown on page 3.

V6320 B (2-97)

GUARANTEE PERIOD

Current Interest, if declared, is fixed for rolling periods of one or more years, referred to as Guarantee Periods. The Company may offer Guarantee Periods of different durations. The Guarantee Period that applies to any Fixed Account Contract Value: 1) starts on the date that such Contract Value is allocated to the Fixed Account pursuant to: (a) a Purchase Payment Received by the Company; or (b) a Transfer to the Fixed Account; and 2) ends on the last day of the same month in the year in which the Guarantee Period expires. When any Guarantee Period expires, a new Guarantee Period shall start for such Contract Value on the date that follows such expiration date. Such period shall end on the immediately preceding date in the year in which the Guarantee Period expires. For example, assuming a one-year Guarantee Period, Contract Value transferred to the Fixed Account on June 1 would have a Guarantee Period starting on that date and ending on June 30 of the following year. A new Guarantee Period for such Contract Value would start on July 1 of that year and end on June 30 of the following year.

HOME OFFICE

The address of the Company's Home Office is Security Benefit Life Insurance Company, 700 SW Harrison Street, Topeka, Kansas 66636-0001.

ISSUE DATE

The Issue Date is the date the Company uses to determine the date the Contract becomes incontestable. The Issue Date is shown on Page 3. Please see "Incontestability" on page 7.

JOINT OWNER

The Joint Owner, if any, shares an undivided interest in the entire Contract with the Owner. The Joint Owner, if any, is named on page 3. Please see "Joint Ownership" provisions on page 9.

NONNATURAL PERSON

Any group or entity that is not a living person, such as a trust or corporation.

OWNER

The Owner is the person, group or entity that possesses all rights under the Contract. The Owner is named on page 3. Please see "Ownership" provisions on page 9.

PARTICIPANT

A Participant under the Plan.

PARTICIPANT'S CONTRACT

A Contract purchased with a Participant's distribution from the Plan.

PLAN

The employer-sponsored retirement plan, annuity purchase arrangement or deferred compensation program for which the Contract is issued.

PREMIUM TAX

Any Premium Taxes levied by a state or other governmental entity will be charged against this Contract. When Premium Tax is assessed after the Purchase Payment is applied, it will be deducted as described on page 3.

PURCHASE PAYMENT

A Purchase Payment is money Received by the Company and applied to the Contract.

RECEIVED BY THE COMPANY

The phrase "Received by the Company" means receipt by the Company in good order at its Home Office, 700 SW Harrison Street, Topeka, Kansas 66636-0001.

SEPARATE ACCOUNT

Variable Annuity Account VIII (the "Separate Account") is a separate account established and maintained by the Company under Kansas law. The Separate Account is registered with the Securities and Exchange Commission under the Investment Company Act of 1940 as a Unit Investment Trust. It was established by the Company to support variable annuity contracts. The Company owns the assets of the Separate Account and maintains them apart from the assets of its general account and its other separate accounts. The assets held in the Separate Account equal to the reserves and other Contract liabilities with respect to the Separate Account may not be charged with liabilities arising from any other business the Company may conduct.

Income and realized and unrealized gains and losses from assets in the Separate Account are credited to, or charged against, the Separate Account without regard to the income, gains or losses from the Company's general account or its other separate accounts. The Separate Account is divided into Subaccounts shown on page 3. Income and realized and unrealized gains and losses from assets in each Subaccount are credited to, or charged against, the Subaccount without regard to income, gains or losses in the other Subaccounts. The Company has the right to transfer to its general account any assets of the Separate Account that are in excess of the reserves and other Contract liabilities with respect to the Separate Account. The value of the assets in the Separate Account on each Valuation Date is determined at the end of each Valuation Date.

SUBACCOUNT NET ASSET VALUE

The Subaccount Net Asset Value is equal to: (1) the net asset value of all shares of the underlying mutual fund held by the Subaccount; plus (2) any cash or other assets; less (3) all liabilities of the Subaccount.

SUBACCOUNTS

The Separate Account is divided into Subaccounts which invest in shares of mutual funds. Each Subaccount may invest its assets in a separate class or series of a designated mutual fund or funds. The Subaccounts are shown on page
3. Subject to the regulatory requirements then in force, the Company reserves the right to:

1.  change or add designated mutual funds or other investment vehicles;

2.  add, remove or combine Subaccounts;

3. add, delete or make substitutions for securities that are held or purchased by the Separate Account or any Subaccount;

4.  operate the Separate Account as a management investment company;

5. combine the assets of the Separate Account with other Separate Accounts of the Company or an affiliate thereof;

6. restrict or eliminate any voting rights of the Owner with respect to the Separate Account or other persons who have voting rights as to the Separate Account; and

7.  terminate and liquidate any Subaccount.

If any of these changes result in a material change to the Separate Account or a Subaccount, the Company will notify the Owner of the change. The Company will not change the investment policy of any Subaccount in any material respect without complying with the filing and other procedures of the insurance regulators of the state of issue.

V6320 C (2-97)

VALUATION DATE

A Valuation Date is each day the New York Stock Exchange and the Company's Home Office are open for business.

VALUATION PERIOD

A Valuation Period is the interval of time from one Valuation Date to the next Valuation Date.


GENERAL PROVISIONS


THE CONTRACT

The entire Contract between the Owner and the Company consists of this Contract, the attached Application, and any Amendments, Endorsements or Riders to the Contract. All statements made in the Application will, in the absence of fraud, as ruled by a court of competent jurisdiction, be deemed representations and not warranties. The Company will use no statement made by or on behalf of the Owner to void this Contract unless it is in the written Application. Any change in the Contract can be made only with the written consent of the President, a Vice President, or the Secretary of the Company.

The Purchase Payment(s) and the Application must be acceptable to the Company under its rules and practices. If they are not, the Company's liability shall be limited to a return of the Purchase Payment(s).

COMPLIANCE

The Company reserves the right to make any change to the provisions of this Contract to comply with or give the Owner the benefit of any federal or state statute, rule or regulation. This includes, but is not limited to, requirements for annuity contracts under the Internal Revenue Code or the laws of any state. The Company will provide the Owner with a copy of any such change and will also file such a change with the insurance regulatory officials of the state in which the Contract is delivered.

INCONTESTABILITY

This Contract will not be contested after it has been in force for two years from the Issue Date.

ASSIGNMENT

Please refer to page 3 to see if this Contract may be assigned. If it may be assigned, no Assignment under this Contract is binding unless Received by the Company in writing. The Company assumes no responsibility for the validity, legality, or tax status of any Assignment. The Assignment will be subject to any payment made or other action taken by the Company before the Assignment is Received by the Company. Once filed, the rights of the Owner are subject to the Assignment. Any claim is subject to proof of interest of the assignee.

TRANSFERS

The Owner may Transfer Contract Value among the Fixed Account and Subaccounts subject to the following.

The Company reserves the right to: (1) limit the amount that may be subject to Transfer to $1,000,000 per Transfer without Home Office approval; (2) limit the number of Transfers allowed each Contract Year to 14; and (3) suspend Transfers. Transfers must be at least $500.00 or, if less: (i) the remaining balance in a Subaccount, or (ii) the amount of Fixed Account Contract Value the Guarantee Period of which expires in the calendar month in which the Transfer is effected.

Contract Value may be transferred from the Fixed Account only: (1) during the calendar month in which the applicable Guarantee Period expires; (2) pursuant to an Automatic Transfer. Transfers of Fixed Account Contract Value shall be made:
(1) first from Fixed Account Contract Value for which the Guarantee Period expires during the calendar month in which the Transfer is effected; (2) then in the order that starts with Fixed Account Contract Value which has the longest amount of time before its Guarantee Period expires; and (3) ends with that which has the least amount of time before its Guarantee Period expires.

The Company will effect a Transfer to or from a Subaccount on the basis of Accumulation Unit Value determined at the end of the Valuation Period in which the Transfer is effected. The Company will effect a Transfer from the Fixed Account on the basis of Fixed Account Contract Value as of the end of the Valuation Period in which the Transfer is effected.

The Company reserves the right to delay Transfers from the Fixed Account for up to 6 months as required by most states. The Company will notify you if there will be a delay.

CLAIMS OF CREDITORS

The Contract Value and other benefits under this Contract are exempt from the claims of creditors of the Owner to the extent allowed by law.

NONFORFEITURE VALUES

The Withdrawal Values will at least equal the minimum required by law.

PARTICIPATION

The Company is a mutual life insurance company. Therefore, it pays dividends on some of its contracts. However, the Company does not expect dividends to become payable on this Contract. At the end of each Contract Year the Company will determine the Contract's dividend, if any. The Owner may choose to have it: (1) added to the Contract Value; or (2) paid in cash. If no choice is made, any dividend will be added to the Contract Value.

STATEMENTS

At least once each Contract Year the Owner shall be sent a statement including the current Contract Value and any other information required by law. The Owner may send a written request for a statement at other intervals. The Company may charge a reasonable fee for such statements.


OWNERSHIP PROVISIONS


OWNERSHIP

All rights and privileges under the Contract may be exercised only by the Owner. If the purchaser names someone other than himself or herself as Owner, the purchaser has no rights in the Contract.

V6320 D (2-97)

JOINT OWNERSHIP

If a Joint Owner is named in the application, then the Owner and Joint Owner share an undivided interest in the entire Contract as joint tenants with rights of survivorship. When an Owner and Joint Owner have been named, the Company will honor only requests for changes and the exercise of other Ownership rights made by both the Owner and Joint Owner. When a Joint Owner is named, all references to "Owner" throughout this Contract should be construed to mean both the Owner and Joint Owner, except for the "Statements" provision on page 8.

OWNERSHIP CHANGES

Subject to the terms of any existing Assignment, the Owner may name a new Owner. Any new choice of Owner will revoke any prior choice. Any change must be made in writing and recorded at the Home Office. The change will become effective as of the date the written request is signed. The Company may require the Contract be returned so these changes may be made.


PURCHASE PAYMENT PROVISIONS


FLEXIBLE PURCHASE PAYMENTS

The Contract becomes in force when the initial Purchase Payment is applied. The Owner is not required to continue Purchase Payments in the amount or frequency originally planned. The Owner may: (1) increase or decrease the amount of Purchase Payments, subject to any Contract limits; or (2) change the frequency of Purchase Payments. A change in frequency or amount of Purchase Payments does not require a written request.

PURCHASE PAYMENT LIMITATIONS

Purchase Payments exceeding $1,000,000 will not be accepted without prior approval by the Company. The Minimum Subsequent Purchase Payment amount is shown on page 3.

PURCHASE PAYMENT ALLOCATION

Purchase Payments may be allocated among the Fixed Account and the Subaccounts. Purchase Payments will be allocated according to the Owner's instructions in the Application or more recent instructions, if any. Each allocation to the Fixed Account and the Subaccounts must be at least 1% of the Purchase Payment. The allocations must be whole percentage amounts and must total 100%. The Owner may change the allocations by written notice to the Company.

PLACE OF PAYMENT

All Purchase Payments under this Contract are to be paid to the Company at its Home Office. Purchase Payments after the initial Purchase Payment are applied as of the end of the Valuation Period during which they are Received by the Company.

CONTRACT VALUE AND EXPENSE PROVISIONS


CONTRACT VALUE

On any Valuation Date, the Contract Value is the sum of: (1) the Separate Account Contract Value; and (2) the Fixed Account Contract Value. At any time after the first Contract Year, the Company reserves the right to pay to the Owner the Contract Value as a lump sum if it is below $5,000.

FIXED ACCOUNT CONTRACT VALUE

On any Valuation Date, the Fixed Account Contract Value is equal to the first Purchase Payment allocated under the Contract to the Fixed Account:

PLUS:

1.  any other Purchase Payments allocated under the Contract to the Fixed
    Account;

2.  any Transfers from the Separate Account to the Fixed Account; and

3.  any interest credited to the Fixed Account.


LESS:

1. any Withdrawals and applicable Withdrawal Charges deducted from the Fixed Account;

2.  any Transfers from the Fixed Account to the Separate Account; and

3.  any applicable Premium Taxes.

FIXED ACCOUNT INTEREST CREDITING

The Company shall credit interest on Fixed Account Contract Value at an annual rate at least equal to the Guaranteed Rate shown on page 3. Also, the Company may in its sole judgment credit Current Interest at a rate in excess of the Guaranteed Rate. The rate of Current Interest, if declared, shall be fixed during the Guarantee Period. Fixed Account Contract Value shall earn Current Interest during each Guarantee Period at the rate, if any, declared by the Company on the first day of the Guarantee Period.

The Company may credit Current Interest on Contract Value that was allocated or transferred to the Fixed Account during one period at a different rate than amounts allocated or transferred to the Fixed Account in another period. Also, the Company may credit Current Interest on Fixed Account Contract Value at different rates based upon the length of the Guarantee Period. Therefore, at any time, portions of Fixed Account Contract Value may be earning Current Interest at different rates based upon the period during which such portions were allocated or transferred to the Fixed Account and the length of the Guarantee Period.

SEPARATE ACCOUNT CONTRACT VALUE

On any Valuation Date, the Separate Account Contract Value is the sum of the then current value of the Accumulation Units allocated to each Subaccount for this Contract.

ACCUMULATION UNIT VALUE

The initial Accumulation Unit Value for each Subaccount was set at $10. The Accumulation Unit Value for any subsequent Valuation Date is equal to (1) times
(2) where:

1. is Accumulation Unit Value determined on the immediately preceding Valuation Date; and

2. is the Net Investment Factor on the Valuation Date with respect to which Accumulation Unit Value is being determined;

V6320 E (2-97)

NET INVESTMENT FACTOR

The Net Investment Factor for any Subaccount as of the end of any Valuation Period is determined by dividing (1) by (2) and subtracting (3) from the result, where:

1.  is equal to:

    a. the net asset value per share of the mutual fund held in the Subaccount, found as of the end of the current Valuation Period; plus

    b. the per share amount of any dividend or capital gain distributions paid by the Subaccount's underlying mutual fund that is not included in the net asset value per share; plus or minus

    c. a per share charge or credit for any taxes reserved for, which the Company deems to have resulted from the operation of the Separate Account or the Subaccounts; operations of the Company with respect to the Contract; or the payment of premiums or acquisition costs under the Contract.

2. is the net asset value per share of the Subaccount's underlying mutual fund as of the end of the prior Valuation Period.

3. is a daily factor representing the Mortality and Expense Risk Charge and Administration Charge which are deducted from the Separate Account.

Underlying mutual funds may declare dividends on a daily basis and pay such dividends once a month. The Net Investment Factor allows for the monthly reinvestment of these daily dividends. As described above, the gains and losses from each Subaccount are credited to or charged against the Subaccounts without regard to the gains or losses in the Company or other Subaccounts.

The Accumulation Unit Value may increase or decrease from one Valuation Period to the next.

DETERMINING ACCUMULATION UNITS

The number of Accumulation Units allocated to a Subaccount under this Contract is found by dividing: (1) the amount allocated to the Subaccount; by (2) the Accumulation Unit Value for the Subaccount as of the end of the Valuation Period during which the amount is applied under the Contract. The number of Accumulation Units allocated to a Subaccount under the Contract will not change as a result of investment experience. Events that change the number of Accumulation Units are:

1.  Purchase Payments that are applied to the Subaccount.

2.  Contract Value that is Transferred into or out of the Subaccount.

3. Withdrawals and any applicable Withdrawal Charges that are deducted from the Subaccount; and

4.  Premium Taxes that are deducted from the Subaccount.

MORTALITY AND EXPENSE RISK CHARGE

The Company will deduct the Mortality and Expense Risk Charge shown on page 3. This charge will be computed and deducted from each Subaccount on each Valuation Date. This charge is factored into the Accumulation Unit Values on each Valuation Date.

PREMIUM TAX EXPENSE

The Company reserves the right to deduct Premium Tax when due or any time thereafter. Any applicable Premium Taxes will be allocated as described on page 3.

ADMINISTRATION CHARGE

The Company will deduct the Administration Charge shown on page 3. This charge will be computed and deducted from each Subaccount on each Valuation Date. This charge is factored into the Accumulation Unit Value on each Valuation Date.

MUTUAL FUND EXPENSES

Each Subaccount invests in shares of a mutual fund. The net asset value per share of each underlying fund reflects the deduction of any investment advisory and administration fees and other expenses of the fund. These fees and expenses are not deducted from the assets of a Subaccount, but are paid by the underlying funds. The Owner indirectly bears a pro rata share of such fees and expenses. An underlying fund's fees and expenses are not specified or fixed under the terms of this Contract.

WITHDRAWAL PROVISIONS


WITHDRAWALS

A full or partial Withdrawal of Contract Value is allowed at any time. This provision is subject to any federal or state Withdrawal restrictions.

Upon the Owner's request for a full Withdrawal, the Company will pay the Withdrawal Value in a lump sum, and the Contract will terminate.

All Withdrawals must meet the following conditions.

1. The request for Withdrawal must be Received by the Company in writing or under other methods allowed by the Company, if any.

2.  The Owner must apply while this Contract is in force.

3. The amount Withdrawn must be at least $500.00 except that a Withdrawal of less than $500.00 is allowed: (i) for Systematic Withdrawals, as discussed on page 13, (ii) for Fixed Account Contract Value the Guarantee Period of which expires during the calendar month of the Withdrawal, or (iii) when terminating the Contract.

A partial Withdrawal request must state the allocations for deducting the Withdrawal from each Account. If no allocation is specified, the partial Withdrawal will be deducted from the Accounts in the order described on page 3, "Method for Deductions." Withdrawals of Fixed Account Contract Value shall be made: (1) first from Fixed Account Contract Value for which the Guarantee Period expires during the calendar month in which the Withdrawal is effected; (2) then in the order that starts with Fixed Account Contract Value which has the longest amount of time before its Guarantee Period expires; and (3) ends with that which has the least amount of time before its Guarantee Period expires.

WITHDRAWAL VALUE

The Withdrawal Value as of any Valuation Date will be: (1) the Contract Value on that date; less (2) any Premium Taxes due or paid by the Company; and (3) any Withdrawal Charges.

WITHDRAWAL CHARGES

If part or all of the Contract Value is Withdrawn, Withdrawal Charges may be applied at the time of Withdrawal. The Withdrawal Charge is applied to Purchase Payments withdrawn. The amount of the charge is based on the Contract Year in which the Withdrawal is made. See the Withdrawal Charges shown on page 3. For the purpose of determining the Withdrawal Charges, Purchase Payments are withdrawn before Earnings. The Withdrawal Charge will not be assessed against:

1.  any Free Withdrawal amounts;

2.  any Free Systematic Withdrawal amounts;

3.  any amounts remaining after all Purchase Payments are withdrawn;

The Withdrawal Charge will be assessed against Contract Value allocated to the Subaccounts and the Fixed Account in the same proportion as the Withdrawal is allocated.

FREE WITHDRAWALS

A Free Withdrawal is a Withdrawal amount that is not subject to Withdrawal Charges. The amount of Free Withdrawal available in a Contract Year is determined as follows. In the first Contract Year, it is equal to: (1)cumulative Purchase Payments made under the Contract; times (2) the Free Withdrawal Percentage set forth on page 3; less (3) any Free Withdrawals, including any Free Systematic Withdrawals, made during the Contract Year. The amount of Free Withdrawal available in subsequent Contract Years is equal to (1) Contract Value as of the first day of the current Contract Year; times (2) the Free Withdrawal Percentage; less (3) any Free Withdrawals, including any Free Systematic Withdrawals, made during the Contract Year. Unused Free Withdrawal amounts are not carried from one Contract Year to the next.

V6320 F (2-97)

SYSTEMATIC WITHDRAWALS

Systematic Withdrawals are automatic periodic Withdrawals from the Contract in substantially equal amounts. In order to start Systematic Withdrawals, the Owner must make the request in writing. Systematic Withdrawals are subject to any applicable Withdrawal Charges, except as discussed under "Free Systematic Withdrawals" below. The Minimum Systematic Withdrawal is shown on page 3. The Owner must choose the type of payment and its frequency. The Systematic Withdrawal request must state the allocations for deducting the Withdrawals from each Account. If no allocation is specified, the Withdrawals will be deducted from the Accounts in the order described on page 3, "Method for Deductions." The payment type may be: (1) a percentage of Contract Value; (2) a specified dollar amount; (3) all earnings in the Contract; (4) over a fixed period of time. The payment frequency may be: (1) monthly; (2) quarterly; (3) semiannually; or (4) annually. Systematic Withdrawals may be stopped or changed by the Owner upon proper written request Received by the Company at least 30 days in advance of the requested date of termination or change. The Company reserves the right to stop, modify, suspend or charge a fee for Systematic Withdrawals at any time.

FREE SYSTEMATIC WITHDRAWALS

Free Systematic Withdrawals are not subject to a Withdrawal Charge. The amount of Free Systematic Withdrawals available in a Contract Year is determined as follows. The amount of Systematic Withdrawals that, when combined with any Free Withdrawals in the current Contract Year, does not exceed the Free Withdrawal amount available in that Contract Year.

DATE OF REQUEST

The Company will effect a Withdrawal of Separate Account Contract Value on the basis of Accumulation Unit Value determined as of the end of the Valuation Period in which all the required information is Received by the Company. The Company will effect Systematic Withdrawals of Separate Account Contract Value on the basis of Accumulation Unit Value determined as of the end of the Valuation Period in which such Withdrawal is scheduled.

PAYMENT OF WITHDRAWAL BENEFITS

The Company reserves the right to suspend a Transfer or delay payment of a Withdrawal from the Separate Account for any period:

1.  when the New York Stock Exchange is closed; or

2.  when trading on the New York Stock Exchang is restricted; or

3. when an emergency exists as a result of which: (a) disposal of securities held in the Separate Account is not reasonably practicable; or (b) it is not reasonably practicable to fairly value the net assets of the Separate Account; or

4. during any other period when the Securitie and Exchange Commission, by order, so permits to protect owners of securities.

Rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions set forth above exist.

The Company further reserves the right to delay payment of a Withdrawal from the Fixed Account for up to six months as required by most states. The Company will notify you if there will be a delay.

ANNUITY BENEFIT PROVISIONS


PURCHASE OF ANNUITY  BENEFIT  PROVISIONS

The Company agrees to make available to any Participant under the Owner's Plan who receives an eligible rollover distribution (or in the case of a Plan described in Section 457 of the Internal Revenue Code, any distribution) from the Plan, an annuity contract for purchase with such distribution. The Annuity Contract will offer the annuity options and rates set forth below. A Participant's purchase payment and application for such annuity contract must be acceptable to the Company under its rules and practices and the provisions of the contract applied for.

ANNUITY TABLES

Annuity Tables A through C show the guaranteed minimum amount of monthly Annuity Payment per $1,000 applied, which for Annuity Options 1 through 4, 7 and 8 determine the amount of the first Variable Annuity Payment and the amount of each Fixed Annuity Payment. The amount of each Annuity Payment for Annuity Options 1 through 4, and 8 will depend on the Annuitant's sex and age.

Tables A through B assume 1900 as the year of birth of the Annuitant. To use Tables A through B for an Annuitant born after 1900, the actual age is reduced by 0.1 (one-tenth) of a year for each year the year of birth exceeds 1900. For an Annuitant with a birth year prior to 1900, the actual age is increased in a like manner. The actual age (in completed months) reduced or increased becomes the "adjusted age of the Annuitant." The guaranteed payout rate is then found by interpolating the Annuitant's adjusted age between the ages shown in Tables A through B. Tables A through B are based on the 1983 Table "A" mortality table and an interest rate of 3.5% per year. On request the Company will furnish the amount of monthly Annuity Payment per $1,000 applied for any ages not shown.

For Annuity Options 5 through 7, annuity rates based on age and sex are not used to calculate annuity payments. Annuity Payments for Options 5 and 6 are computed without reference to the Annuity Tables.

FIXED ANNUITY PAYMENTS

With respect to Fixed Annuity Payments, the amounts shown on the Tables are the guaranteed minimum for each Annuity Payment for Annuity Options 1 through 4, 7 and 8.

VARIABLE ANNUITY PAYMENTS

With respect to Variable Annuity Payments, the amounts shown on the Tables are the guaranteed minimum first Annuity Payment, based on the assumed interest rate of 3.5% for Annuity Options 1 through 4, 7 and 8. The amount of each Annuity Payment after the first for these options is computed by means of Annuity Units.

ALTERNATE ANNUITY OPTION RATES

The Company may, at the time of election of an Annuity Option, offer more favorable rates in lieu of the guaranteed rates shown in the Annuity Tables.

V6320 G (2-97)

ANNUITY OPTIONS

OPTION 1

LIFE OPTION: This option provides payments for the life of the Annuitant. Table A shows some of the guaranteed rates for this option.

OPTION 2

LIFE WITH FIXED PERIOD OPTION: This option provides payments for the life of the Annuitant. A fixed period of 5, 10, 15 or 20 years may be chosen. Payments will be made to the end of this period even if the Annuitant dies prior to the end of the period. If the Annuitant dies before receiving all the payments during the fixed period, the remaining payments will be made to the Designated Beneficiary. Table A shows some of the guaranteed rates for this option.

OPTION 3

LIFE WITH INSTALLMENT OR UNIT REFUND OPTION: This option provides payments for the life of the Annuitant, with a period certain determined by dividing the Annuity Start Amount by the amount of the first payment. A fixed number of payments will be made even if the Annuitant dies. If the Annuitant dies before receiving the fixed number of payments, any remaining payments will be made to the Designated Beneficiary. Table A shows some of the guaranteed rates for this option.

OPTION 4

JOINT AND LAST SURVIVOR OPTION: This option provides payments for the life of the Annuitant and Joint Annuitant. Payments will be made as long as either is living. Table B shows some of the guaranteed rates for this option.

OPTION 5

FIXED PERIOD OPTION: This option provides payments for a fixed number of years between 5 and 20. If the Contract Value is held in the Fixed Account, then the amount of the payments will vary as a result of the interest rate (as adjusted periodically) credited on the Fixed Account. This rate is guaranteed to be no less than the Guaranteed Rate shown on page 3. If the Contract Value is held in the Separate Account, then the amount of the payments will vary as a result of the investment performance of the Subaccounts chosen. If all the Annuitants die before receiving the fixed number of payments, any remaining payments will be made to the Designated Beneficiary.

OPTION 6

FIXED PAYMENT OPTION: This option provides a fixed payment amount. This amount is paid until the amount applied, including daily interest adjustments, is paid. If the Contract Value is held in the Fixed Account, then the number of payments will vary as a result of the interest rate (as adjusted periodically) credited on the Fixed Account. This rate is guaranteed to be no less than the Guaranteed Rate shown on page 3. If the Contract Value is held in the Separate Account, then the number of payments will vary as a result of the investment performance of the Subaccounts chosen. If all the Annuitants die before receiving all the payments, any remaining payments will be made to the Designated Beneficiary.

OPTION 7

PERIOD CERTAIN OPTION: This option provides payments for a fixed period of 5, 10, 15 or 20 years. Payments will be made until the end of this period. If the Annuitant dies prior to the end of the period, the remaining payments will be made to the Designated Beneficiary. Table C shows some of the guaranteed rates for this option.

OPTION 8

JOINT AND CONTINGENT SURVIVOR OPTION: This option provides payments for the life of the primary Annuitant. Payments will be made to the primary Annuitant as long as he or she is living. Upon the death of the primary Annuitant, payments will be made to the contingent Annuitant as long as he or she is living. If the contingent Annuitant is not living upon the death of the primary Annuitant, no payments will be made to the contingent Annuitant. Table B shows some of the guaranteed rates for this option.

                                 ANNUITY TABLES

                                    TABLE A
                     SETTLEMENT OPTIONS ONE, TWO, AND THREE
       MINIMUM INITIAL MONTHLY INSTALLMENTS PER $1,000 OF AMOUNT APPLIED

                                     Option Two
  Adjusted      Option One      Life with Fixed Period          Option Three
    Age            Life        5       10      15      20           Unit
of Annuitant       Only      Years   Years   Years   Years         Refund
--------------------------------------------------------------------------------
  UNISEX
    55             4.54       4.53    4.51    4.46    4.38          4.40
    56             4.62       4.61    4.58    4.53    4.44          4.47
    57             4.71       4.70    4.66    4.60    4.51          4.54
    58             4.80       4.79    4.75    4.68    4.57          4.62
    59             4.90       4.88    4.84    4.76    4.64          4.70

    60             5.00       4.99    4.93    4.84    4.70          4.78
    61             5.11       5.09    5.03    4.93    4.77          4.87
    62             5.23       5.21    5.14    5.02    4.84          4.96
    63             5.36       5.33    5.25    5.12    4.91          5.06
    64             5.49       5.46    5.37    5.21    4.98          5.17

    65             5.64       5.60    5.50    5.31    5.05          5.28
    66             5.79       5.75    5.63    5.42    5.12          5.39
    67             5.95       5.91    5.77    5.53    5.19          5.52
    68             6.13       6.08    5.91    5.63    5.25          5.65
    69             6.32       6.26    6.07    5.74    5.32          5.79

    70             6.53       6.46    6.23    5.86    5.37          5.94
    71             6.75       6.67    6.40    5.97    5.43          6.09
    72             6.99       6.89    6.58    6.08    5.48          6.26
    73             7.26       7.13    6.76    6.18    5.52          6.44
    74             7.54       7.39    6.95    6.29    5.57          6.63

    75             7.85       7.67    7.14    6.39    5.60          6.83

Values not shown will be provided upon request. Annual, semiannual, or quarterly installments can be determined by multiplying the monthly installments by 11.812853, 5.9572227, and 2.9914196 respectively.

                                    TABLE B
                       SETTLEMENT OPTIONS FOUR AND EIGHT
        MINIMUM INITIAL MONTHLY INSTALLMENT PER $1,000 OF AMOUNT APPLIED

   Adjusted Age of                  Adjusted Age of Male Annuitant
  Female Annuitant        55        60        62        65        70       75
--------------------------------------------------------------------------------
        55               4.16      4.27      4.30      4.35      4.42     4.47
        60               4.34      4.51      4.57      4.66      4.78     4.86
        62               4.41      4.61      4.68      4.79      4.94     5.04
        65               4.51      4.76      4.85      4.99      5.20     5.35
        70               4.66      4.99      5.13      5.34      5.67     5.95
        75               4.78      5.19      5.37      5.66      6.16     6.63

Values not shown will be provided upon request. Annual, semiannual, or quarterly installments can be determined by multiplying the monthly installments by 11.812853, 5.9572227, and 2.9914196 respectively.


                                    TABLE C
                            SETTLEMENT OPTION SEVEN
        MINIMUM INITIAL MONTHLY INSTALLMENT PER $1,000 OF AMOUNT APPLIED

                                 PERIOD CERTAIN

    5 YEARS              10 YEARS              15 YEARS             20 YEARS
--------------------------------------------------------------------------------
     18.11                 9.83                  7.1                  5.75

Values not shown will be provided upon request. Annual, semiannual, or quarterly installments can be determined by multiplying the monthly installments by 11.812853, 5.9572227, and 2.9914196 respectively.

                 A BRIEF DESCRIPTION OF THIS CONTRACT

This is a FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT.

*  Purchase  Payments may be made until termination of the Contract.

* This Contract is Participating.








ALL PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, ARE VARIABLE AND MAY INCREASE OR DECREASE IN ACCORDANCE WITH THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT. THERE ARE NO GUARANTEED MINIMUM PAYMENTS OR CASH VALUES. (SEE "CONTRACT VALUE AND EXPENSE PROVISIONS" AND "ANNUITY PAYMENT PROVISIONS" FOR DETAILS.)



                                  [SBL LOGO]
                    SECURITY BENEFIT LIFE INSURANCE COMPANY
              A Member of The Security Benefit Group of Companies
                 700 SW Harrison Street, Topeka, KS 66636-0001
                                 1-800-888-2461